Exhibit 99.1
                                                    Press Release dated 11-17-05

News Release
For Immediate Release

    First Litchfield Financial Corporation Declares Stock and Cash Dividends

Litchfield, Connecticut, November 17, 2005--First Litchfield Financial Corporation, (NASD:FLFL) (the "Company") the holding company for The First National Bank of Litchfield (the "Bank"), today declared a 5% stock dividend payable December 31, 2005 to shareholders of record on December 15, 2005. This will mark the 28th consecutive year that the Company has issued a 5% stock dividend.

In addition, the Board of Directors declared a quarterly cash dividend of $0.15 per share payable on January 26, 2006 to shareholders of record on January 6, 2006. This is an increase of $0.01 per share.

Joseph J. Greco, President of the Company and the Bank said, "Providing a consistent, competitive level of dividends remains fundamental to our goal of building long-term shareholder value. Through this level of dividends, the Board and Management believe that we have achieved a balance between shareholder payout and retention of earnings to meet future growth objectives."

                              Safe-Harbor Statement

Statements contained in this news release contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on the beliefs and expectations of management as well as the assumption made using information currently available to management. Since these statements reflect the views of management concerning future events, these statements involve risks, uncertainties and assumptions, including, among others: changes in market interest rates and general and regional economic conditions; changes in government regulations; changes in accounting principles; and the quality or composition of the loan and investment portfolios and other factors that may be described in the Company's quarterly reports on Form 10-Q and its annual report on Form 10-K, each filed with the Securities and Exchange Commission, which are available at the Securities and Exchange Commission's internet website (www.sec.gov) and to which reference is hereby made. Therefore, actual future results may differ significantly from results discussed in the forward-looking statements.

                                   About FNBL

The First National Bank of Litchfield (www.fnbl.com) is a community bank operating full-service banking offices in Goshen, Litchfield, Marble Dale, Roxbury, Washington and Torrington. The Bank is opening a full-service branch in Canton early in 2006. The Bank maintains a full-service Trust department that offers asset management, custody and estate settlement services to individuals, non-profit and commercial customers. Additionally, the Bank offers non-deposit retail investment products such as mutual funds, annuities and insurance through its relationship with Infinex Investments, Inc. In June 2004, and again in June 2005, First Litchfield Financial Corporation was named as one of the Top 25 Public Companies in Connecticut in a study by The Hartford Courant. The Bank has served the communities of Northwestern Connecticut since 1814.

Contact:  Carroll A. Pereira
          (860) 567-2674

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